                                   EXHIBIT 2.1




                            ASSET PURCHASE AGREEMENT

                              Dated April 19, 1999

                                  By and Among

                           California Amplifier, Inc.,

                         Gardiner Communications Corp.,

                                James M. Harris,

                            Frances A. Jensen Harris

                                       and

                             O'Donnell & Masur, L.P.

                                TABLE OF CONTENTS


                                                                            Page

1.   Agreement to Sell and Agreement to Purchase...............................1

     1.1  Assets to be Conveyed................................................1

          1.1.1 Assets to be Conveyed at the Closing...........................1

          1.1.2 Assets to be Conveyed Post-Closing.............................2

     1.2  Excluded Assets......................................................3

     1.3  Further Assurances...................................................4

2.   Consideration to be Paid by the Buyer.....................................4

     2.1  Purchase Price for Acquisition Assets................................4

          2.1.1 Initial Payment................................................4

          2.1.2 Additional Payment.............................................4

          2.1.3 Adjustments....................................................5

          2.1.4 Audit Right....................................................5

     2.2  Assumed Liabilities..................................................5

     2.3  Liabilities Not Assumed by the Buyer.................................6

     2.4  Allocation of Purchase Price.........................................6

     2.5  Transition Services Agreement........................................7

     2.6  Employment of James M. Harris and Robert E. Hicks....................7

3.   Representations and Warranties............................................7

     3.1  Representations and Warranties of the Stockholders Regarding the
          Stockholders.........................................................7

          3.1.1 Authority to Execute and Perform Agreements....................7

          3.1.2 No Conflict....................................................7

          3.1.3 Actions and Proceedings........................................8



          3.1.4 No Brokers.....................................................8

          3.1.5 Receipt of California Amplifier, Inc. Reports..................8

     3.2  Representations and Warranties of the Stockholders Regarding the
          Company..............................................................8

          3.2.1 Organization and Good Standing.................................8

          3.2.2 Authorization of Agreement.....................................9

          3.2.3 Ownership of Acquisition Assets................................9

          3.2.4 Financial Condition............................................9

          3.2.5 Property of the Company.......................................10

          3.2.6 No Conflict...................................................11

          3.2.7 Labor and Employment Matters..................................12

          3.2.8 Litigation and Compliance with Laws...........................12

          3.2.9 Contracts and Other Instruments...............................14

          3.2.10 Insurance....................................................15

          3.2.11 No Brokers...................................................15

          3.2.12 Inventories..................................................16

          3.2.13 Approvals....................................................16

4.   Representations and Warranties of the Buyer..............................16

     4.1  Organization; Good Standing; and Corporate Authority................16

     4.2  No Conflict.........................................................16

     4.3  Regulatory Approvals................................................17

     4.4  Brokerage...........................................................17

     4.5  Year 2000...........................................................17

     4.6  Board Approval......................................................17

5.   Closing..................................................................17



6.   Certain Understandings and Agreements of the Parties.....................17

     6.1  Access .............................................................17

     6.2  Noncompetition; Confidentiality and Public Announcements............18

          6.2.1 Non-Competition...............................................18

          6.2.2 Public Announcements..........................................18

          6.2.3 Confidentiality...............................................18

     6.3  Conduct of Business.................................................19

     6.4  Preservation of Organization........................................19

     6.5  Current Information.................................................19

     6.6  Contracts...........................................................20

     6.7  Completion of Transaction...........................................20

     6.8  Condition to Transfer of Certain Contracts..........................20

     6.9  Waiver of Compliance with Bulk Sales Laws...........................20

     6.10 Employees...........................................................20

     6.11 Taxes ..............................................................21

     6.12 Purchase of Products from Hong Kong.................................21

7.   Conditions to Obligations of the Stockholders and the Company............21

     7.1  Correctness of Representations and Warranties.......................21

     7.2  Performance of Covenants and Agreements.............................21

     7.3  Additional Closing Documents........................................21

     7.4  No Legal Bar........................................................21

     7.5  Other Agreements....................................................22

8.   Conditions to Obligations of the Buyer...................................22

     8.1  Correctness of Representations and Warranties.......................22

     8.2  Performance of Covenants and Agreements.............................22




     8.3  Additional Closing Documents........................................22

     8.4  No Legal Bar........................................................22

     8.5  Material Adverse Effect.............................................22

     8.6  Third-Party Consents and Approvals..................................22

     8.7  Other Agreements....................................................23

     8.8  Transfer Documents..................................................23

9.   Survival; Indemnification................................................23

     9.1  Survival............................................................23

     9.2  Indemnification By the Company and the Stockholders.................23

     9.3  Indemnification By the Buyer........................................23

     9.4  General Indemnification Limitations.................................24

     9.5  Notice of Claims....................................................24

     9.6  Third Party Claims..................................................24

     9.7  Payments............................................................25

     9.8  Remedies Exclusive..................................................25

10.  Termination of Agreement.................................................25

     10.1 Events of Termination...............................................25

     10.2 Rights and Obligations on Termination...............................25

11.  Miscellaneous Provisions.................................................25

     11.1 Construction........................................................26

     11.2 Notices ............................................................26

     11.3 Assignment..........................................................27

     11.4 Amendments and Waivers..............................................27

     11.5 Remedies............................................................27

     11.6 Attorneys' Fees.....................................................27




     11.7 Binding Nature of Agreement.........................................27

     11.8 Expenses............................................................28

     11.9 Entire Agreement....................................................28

     11.10 Severability.......................................................28

     11.11 Counterparts.......................................................28

     11.12 Section Headings...................................................28

12.  Arbitration..............................................................28

     12.1 Agreement to Arbitrate..............................................28

     12.2 Selection of Arbitrator.............................................29

     12.3 Expenses............................................................29

     12.4 Aid to Arbitration..................................................29

EXHIBITS

         Exhibit A                  Form of Transition Services Agreement
         Exhibit B                  Form of Convertible Promissory Note
         Exhibit C                  Form of James M. Harris Employment Agreement
         Exhibit D                  Form of Robert Hicks Employment Agreement


SCHEDULES

         Schedule 1.1(b)            Contracts, Leases, Sales Orders, Purchase
                                    Orders, Etc.
         Schedule 1.1(c)            Machinery and Equipment
         Schedule 1.1(d)            Intangible Personal Property
         Schedule 2.1.2             Cash Value of Additional Inventory
         Schedule 2.2(a)            Contract Liabilities
         Schedule 2.2(c)            Severance Costs
         Schedule 2.4               Purchase Price Allocation
         Schedule 3.2.3             Ownership of Acquisition Assets
         Schedule 3.2.5.1(b)        Leased Real Property
         Schedule 3.2.5.2           Tangible Personal Property
         Schedule 3.2.7             Retention Plan
         Schedule 3.2.8.1           Litigation
         Schedule 3.2.8.2           Licenses, Permits and Authorizations
         Schedule 3.2.8.3           Environmental Matters
         Schedule 3.2.9.2           Contracts
         Schedule 3.2.9.3           Clients
         Schedule 3.2.9.4           Outstanding Bids and Proposals
         Schedule 3.2.10            Insurance
         Schedule 6.8               Contracts Requiring Consent

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 19th day of April, 1999 by and among California Amplifier, Inc., a Delaware corporation (the "Buyer"), Gardiner Communications Corp., a Delaware corporation (the "Company"), and James M. Harris, Frances A. Jensen Harris and O'Donnell & Masur, L.P. (collectively, the "Stockholders").

                                  R E C I T A L S

     A. The Company is engaged in the business of designing and manufacturing microwave components for home satellite systems known as Television Receive only, including single and dual Ku-Band Low Noise Block Downconverter products, Ku-Universal, C-Band products and other products under development (the "Business").

     B. The Buyer desires to acquire, and the Company and the Stockholders desire to sell, certain of the assets (tangible and intangible), properties and goodwill of the Company used or held for use primarily in the Business, on the terms and conditions hereinafter set forth.

                                 A G R E E M E N T

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1.   AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.

          1.1  ASSETS TO BE CONVEYED.

               1.1.1 ASSETS TO BE CONVEYED AT THE CLOSING. On the Closing Date (as hereinafter defined) the Company shall convey, transfer, assign, sell and deliver to the Buyer, and the Buyer shall acquire, accept and purchase, certain of the assets, properties and rights of the Company used or held for use primarily in the Business (hereinafter collectively referred to as the "Closing Date Acquisition Assets") as follows:

               (a) Inventories of good commercial quality raw material, work-in-process and finished goods of the Company relating to:

                    (i) C-Band products, whether located at the premises of the Company or elsewhere, including, without limitation, inventory of the Company held by third parties on consignment (collectively, the "C-Band Inventory"), all of which are not in excess of 12 months supply;

                    (ii) Ku-Universal products, located at the premises of the Company in Barcelona, Spain, including, without limitation, such Ku-Universal inventory of the Company held by third parties on consignment in Spain (collectively, the "Barcelona Inventory"), all of which are not in excess of 12 months supply; and

                    (iii) Single and Dual Ku-Band and Low Noise Block Downconverter products, located at the premises of the Company in Hong Kong, including, without limitation, inventory of the Company held by third parties on consignment in Hong Kong (collectively the "Hong Kong Inventory"), all of which are not in excess of 12 months supply;

               (b) Subject to Sections 1.2(c) and 6.8 hereof, licenses, contracts, agreements, purchases or sales orders or commitments, written or oral (collectively, the "Contracts") relating to the Single and Dual Ku-Band Low Noise Block Downconverter products, Ku-Universal, C-Band products and any other products developed or under development (the "Product Lines"), including, without limitation, those set forth on SCHEDULE 1.1.1(B);

               (c) Machinery, equipment, tooling, dies, tools, fixtures and supplies, owned or used by the Business on the Closing Date relating to the Product Lines and necessary to produce Single and Dual Ku-Band Low Noise Block Downconverter products at a rate of 150,000 units per month, C-Band products at a rate of 80,000 per month and Ku-Universal products at a rate of 60,000 units a month, whether or not fully depreciated on the books and records of the Company, limited solely to those assets set forth in SCHEDULE 1.1.1(c) attached hereto;

               (d) Domestic and foreign patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, service marks, service mark applications, trade names (including without limitation the name "Gardiner," and all derivatives and variants thereof) and trade name registrations (in any such case, whether registered or to be registered in the United States of America or elsewhere) and processes, drawings, procedures, bills of material, inventions, trade secrets, trade names, computer programs, formulae, know how and other intangible personal property (all of the foregoing in this Section 1.1.1(d) being hereinafter referred to collectively as "Intangible Personal Property") used or held for use primarily in the Business and relating to the Product Lines, including, without limitation, those items set forth in SCHEDULE 1.1.1(d) attached hereto;

               (e) All goodwill of the Business relating to the Product Lines, customer and supplier lists, sales brochures, computer software, books, records and accounts, correspondence, production records and any confidential information, in each case, only to the extent directly related to the Product Lines; and

               (f) All rights of the Company under express or implied warranties from the suppliers of the Company with respect to the Closing Date Acquisition Assets.

          1.1.2 ASSETS TO BE CONVEYED POST-CLOSING. Within thirty (30) days from the date of the expiration of the Transition Services Agreement attached hereto as EXHIBIT A (the "Post-Closing Transfer Date"), the Company shall convey, transfer, assign, sell and deliver to the Buyer, and the Buyer shall acquire, accept and purchase, certain of the assets, properties and rights of the Company used or held for use primarily in the Business (hereinafter collectively referred to as the "Post-Closing Acquisition Assets" and, together with the Closing Date Acquisition Assets, the "Acquisition Assets") as follows:

               (a) Inventories of good commercial quality raw material, work-in-process and finished goods of the Company relating to Single and Dual Ku-Band Low Noise Block Downconverter products, Ku-Universal and other products under development, whether located at the premises of the Company or elsewhere, including, without limitation, inventory of the Company held by third parties on consignment, other than the Barcelona Inventory or the Hong Kong Inventory (collectively, the "Additional Inventory" and, together with the C-Band Inventory, the Barcelona Inventory and the Hong Kong Inventory, the "Inventory"), all of which are not in excess of 12 months supply; and

               (b) All rights of the Company under express or implied warranties from the suppliers of the Company with respect to the Post-Closing Acquisition Assets.

     1.2 EXCLUDED ASSETS. Notwithstanding Section 1.1 hereof, the Company is not selling and the Buyer is not purchasing, pursuant to this Agreement, any of the following (the "Excluded Assets"), all of which shall be retained by the
Company:

               (a)  Cash, cash equivalents and marketable securities;

               (b)  Prepaid items and deposits of the Company;

               (c) Accounts receivable, notes and notes receivable arising from the conduct of the Business, and purchase orders for any of the products of the Product Lines with delivery completed or scheduled to be completed prior to the Closing Date;

               (d) Office supplies, drums, containers, tote bins and other packaging material, spare parts, safety equipment, maintenance supplies and other similar items of the Company;

               (e) Motor vehicles, printed circuit board manufacturing and pick and place machines used by the Company, but not otherwise purchased by Buyer hereunder;

               (f) All federal, state, local and foreign licenses, permits and other governmental authorizations relating to the Company, including without limitation those listed in SCHEDULE 3.2.8.2;

               (g) Rights of the Company under this Agreement and the agreements, instruments and certificates delivered in connection with this Agreement;

               (h) The Company's minute books, tax returns, employment records and other corporate documents; and

               (i) Computer programs, systems, equipment, intangible personal property and any other assets, properties or rights of the Company used generally in the conduct of the Company's business and not used or held for use primarily in the Business relating to the Product Lines.

          1.3 FURTHER ASSURANCES. On the Closing Date and from time to time thereafter, the Company and the Stockholders will execute and deliver to the Buyer such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by the Buyer in order to vest in the Buyer all right, title and interest in and to the Acquisition Assets and otherwise in order to carry out the purpose and intent of this Agreement. Without limiting the foregoing, after the Closing Date, if the Buyer shall receive any amounts in respect of the Excluded Assets or the Company shall receive any amounts in respect of the Acquisition Assets, the Buyer or the Company, as the case may be, shall promptly pay all such amounts to the appropriate party.

     2.   CONSIDERATION TO BE PAID BY THE BUYER.

          2.1 PURCHASE PRICE FOR ACQUISITION ASSETS. The aggregate purchase price for the Acquisition Assets (the "Purchase Price") will consist of the components set forth in Sections 2.1.1 and 2.1.2 as adjusted by Section 2.1.3 as follows:

               2.1.1 INITIAL PAYMENT. The Buyer shall make an initial payment (the "Initial Payment") at the Closing in the aggregate amount of $4,597,480 of which $1,497,480 shall be in cash and $3,100,000 shall be in the form of Convertible Promissory Note (the "Convertible Promissory Note") attached hereto as EXHIBIT B. The cash portion of the Initial Payment shall be paid by wire transfer to the Company on the Closing Date to an account designated by the Company at least three (3) days prior to the Closing Date.

               2.1.2 ADDITIONAL PAYMENT. On or prior to the Post-Closing Transfer Date, the Company and the Buyer shall conduct a physical inventory of the remaining Additional Inventory. During the physical inventory, the Buyer shall review the Additional Inventory to determine if any items of the Additional Inventory are obsolete. Following completion of the taking of the inventory, the Company shall prepare an inventory list (the "Inventory List") setting forth all of the Additional Inventory and the cash value of each item of Additional Inventory. The cash value of each raw material comprising Additional Inventory shall equal the actual cost of such raw material. The cash value of any other items of Additional Inventory shall be calculated as set forth on
SCHEDULE 2.1.2. The Buyer shall make an additional payment (the "Additional Payment") in an amount equal to the total value of the Additional Inventory set forth on the Inventory List to the Company, but not to exceed an aggregate of $2,525,000 in cash, within five (5) days from the date the Company delivers such Inventory List to the Buyer. Such Additional Payment shall be paid to the Company by wire transfer to an account designated by the Company at least one
(1) business day prior to the payment date.

               2.1.3 ADJUSTMENTS. If the Buyer determines that Inventory valued at more than $25,000 is obsolete, the Company shall pay the Buyer within five
(5) days of the written demand therefor, on a dollar for dollar basis, each dollar over $25,000 of obsolete Inventory on hand. Further, if within 12 months of the date hereof, the cost of products returned for replacement or exchange exceeds $100,000, the Company shall pay to the Buyer within five

(5) days of the written demand therefor, on a dollar for dollar basis, each dollar over $100,000 of the cost of return, replacement or exchange expended by the Company.

               2.1.4 AUDIT RIGHT. In the event of a dispute between the parties as to the cost of products returned for replacement or exchange set forth above, the parties shall jointly designate Arthur Anderson LLP to resolve the dispute. The results of such audit shall be used as the basis for determining the amount of the costs payable. Any expenses related to such audit shall be paid by the non-prevailing party.

          2.2 ASSUMED LIABILITIES. As further consideration for consummation of the transactions contemplated hereby, subject to Section 2.3 hereof, at the Closing, the Buyer shall assume and agree to thereafter pay when due, and discharge, indemnify and hold harmless the Company and the Stockholders with respect to the following liabilities (the "Assumed Liabilities"):

          (a) subject to Section 2.1.3, all obligations and liabilities in respect of any and all claims of product defects pertaining to any products manufactured by the Company relating to the Product Lines and shipped by the Company to customers within one (1) year prior to the Closing Date or, with respect to the Additional Inventory only, within one (1) year prior to the Post-Closing Transfer Date, including obligations and liabilities for refunds, adjustments, allowances for any and all repairs, exchanges, returns and warrants of merchantability and other claims, that are returned under existing warranty agreements with customers (the cost of return, replacement or exchange shall be computed by the number of units returned multiplied by the then standard unit cost plus shipping, handling and other costs associated with returns, exchanges or replacements);

          (b) all obligations and liabilities of in respect of the Contracts on or after the Closing Date, including, without limitation, the remaining purchase price with respect to certain tooling for which the Company has made a deposit as set forth on SCHEDULE 2.2(b); and

          (c)  all severance obligations of the Company in respect of its seven
(7) employees in the Company's Hong Kong office on the Closing Date, as set forth on SCHEDULE 2.2(c).

          2.3 LIABILITIES NOT ASSUMED BY THE BUYER. The Buyer shall not be deemed by anything contained in this Agreement to have assumed and the Company and the Stockholders hereby severally (but not jointly) agree to fully pay and perform in a prompt and timely manner and to indemnify the Buyer and hold the Buyer harmless with respect to the following excluded liabilities (the "Excluded Liabilities"):

               (a) Any liability of the Company or a Stockholder to any person or entity the existence of which constitutes a breach of any covenant, agreement, representation or warranty of the Company or a Stockholder contained in this Agreement;

               (b) Any liability of the Company for any federal, state, local, foreign or other income taxes;

               (c) Any liability of the Company for any obligation for benefits accrued prior to the Closing Date under employee benefit plans;

               (d) All obligations and liabilities in respect of any and all claims of product defects pertaining to any products, including obligations and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warrants of merchantability and other claims (collectively, the "Claims"), other than as set forth in Section 2.2 hereof;

               (e) Except as provided in the Transition Services Agreement, all obligations and liabilities relating to the employment or termination of employment of any employee of the Company;

               (f) All obligations or liabilities arising under or in connection with any bonus, pension, profit sharing, deferred compensation, retirement, vacation, severance pay, disability benefits, death benefits, hospitalization, insurance or other similar plan or arrangement or understanding providing benefits, including post-retirement benefits, to the Company's employees;

               (g) All obligations and liabilities in respect of lawsuits, actions and proceedings, pending or threatened, and claims, whether or not presently asserted, arising out of, relating to or otherwise in any way in respect of the Company for the operation of the Business at any time, other than as set forth in Section 2.2 hereof;

               (h) All obligations and liabilities of the Company arising prior to the Closing Date under Contracts that are to be acquired by the Buyer pursuant to the provisions of this Agreement; and

               (i) All accounts payable owed by the Company arising out of operations of the Business or otherwise in respect of the Business.

          2.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Acquisition Assets in accordance with SCHEDULE 2.4. The Company and the Buyer shall jointly complete and separately file Form 8594 with their respective federal income tax returns for the tax year in which the Closing Date occurs in accordance with such allocation, and each of the parties shall refrain from taking a position on any income, transfer or gains tax return, before any governmental agency charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of any such allocation without written consent of the other in each instance.

          2.5 TRANSITION SERVICES AGREEMENT. Upon the Closing, the Company and the Buyer will enter into the Transition Services Agreement in the form attached hereto as EXHIBIT A.

          2.6 EMPLOYMENT OF JAMES M. HARRIS AND ROBERT E. HICKS. Upon the Closing, the Buyer will enter into employment agreements in the forms attached hereto as EXHIBIT C and EXHIBIT D with James M. Harris and Robert E. Hicks, respectively.

     3.   REPRESENTATIONS AND WARRANTIES.

          3.1 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS REGARDING THE STOCKHOLDERS. Each of the Stockholders severally (but not jointly) represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:

               3.1.1 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Each Stockholder has full legal right and power to execute and deliver this Agreement and to perform in full such Stockholder's obligations hereunder and the execution and delivery of this Agreement shall constitute such Stockholder's approval of this Agreement and the transactions contemplated hereunder including the sale of the Acquisition Assets. The execution, delivery and performance of this Agreement and any other agreements or instruments required to be delivered hereunder (the "Other Agreements" and together with the Agreement, the "Transaction Documents") by each Stockholder require no consent, approval, waiver or other action by or in respect of, or filing with, any governmental authority or other Person (as defined below), other than actions, approvals and filings which will have been taken, obtained or made on or before the Closing Date or the Post-Closing Transfer Date, as the case may be. This Agreement and any of the Other Agreements (where applicable) has been duly executed and delivered by each Stockholder and constitutes the legal, valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms. "Person" as used in this Agreement means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

               3.1.2 NO CONFLICT. The execution, delivery and performance of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with, or contravene any order, judgment, injunction, award or decree or other requirement of any court, arbitrator or governmental or regulatory body against, or binding upon, each Stockholder or violate, contravene or conflict with any statute, law, ordinance or regulation of any jurisdiction binding upon or applicable to each Stockholder.

               3.1.3 ACTIONS AND PROCEEDINGS. There are no actions, investigations, proceedings, suits or claims or legal, administrative or arbitration proceedings pending against or, to the knowledge of each Stockholder, threatened against or affecting such Stockholder (or to the knowledge of any Stockholder, any basis therefor) that have or may have (a) the effect of restraining, modifying or preventing the consummation of the transactions contemplated by this Agreement or (b) a material adverse effect on the assets, properties, business, operations, prospects or condition, financial or otherwise, of the Business ("Material Adverse Effect").

               3.1.4 NO BROKERS. There are no brokerage commissions, finders' fees or similar fees or commissions payable in connection with the transactions contemplated by this Agreement based on any agreement, arrangement or understanding with any Stockholder or any action taken by any Stockholder, the liability for which is or will be on the Buyer.

               3.1.5 RECEIPT OF CALIFORNIA AMPLIFIER, INC. REPORTS. Each Stockholder acknowledges receipt of (a) the Annual Report on Form 10-K of the Buyer for its fiscal year ended February 28, 1998, (b) the Quarterly Reports on Form 10-Q of the Buyer for the quarters ended May 30, 1998, August 29, 1998 and November 28, 1998, and (c) any current reports on Form 8-K of the Buyer filed with the Securities and Exchange Commission since November 28, 1998.

          3.2 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS REGARDING THE COMPANY. Each of the Stockholders severally (but not jointly) represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:

               3.2.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, to carry its business as it is now conducted and to own, lease or operate the Acquisition Assets and is duly licensed or qualified to do business and in good standing as a foreign corporation under the laws of every jurisdiction in which the name of the activities conducted by the Company and/or the character of the assets owned or leased by the Company makes such qualification or license necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

               3.2.2 AUTHORIZATION OF AGREEMENT. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the Other Agreements have been (or upon execution will have been) duly executed and delivered by the Company, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

               3.2.3 OWNERSHIP OF ACQUISITION ASSETS. Except as set forth on
SCHEDULE 3.2.3, the Company is the lawful owner of or, in the case of leased assets, has the right to use and transfer to the Buyer each of the Acquisition Assets, and the Acquisition Assets are free and clear of all mortgages, pledges, liens, security interests, adverse claims, encumbrances and restrictions of every kind and nature (collectively, "Liens"), other than Liens arising by operation of law which are not material. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Acquisition Assets in the Buyer, free and clear of all Liens, except as referred to in the preceding sentence. The Acquisition Assets include all assets, rights and interests necessary for the conduct of the Business, as presently conducted, except as disclosed in SCHEDULE 3.2.3. All of the Acquisition Assets are in good operating condition for their intended use, ordinary wear and tear excepted.

               3.2.4 FINANCIAL CONDITION.

                    3.2.4.1 FINANCIAL STATEMENTS. The Company has furnished to the Buyer true and complete copies of the audited balance sheets and related statements of income, stockholders' equity and cash flows for the Company for the years ended December 31,

1998, 1997 and 1996, together with the notes thereto and the reports thereon of Weaver & Tidwell, LLP, certified public accountants (the "Financial Statements"). Each of the Financial Statements has been prepared based on the books and records of the Company in accordance with generally accepted accounting principles and the Company's normal accounting practices, consistent with past practice and with each other, and present fairly the financial condition, results of operations and statements of cash flow of the Company as of the dates indicated or for the periods indicated.

                    3.2.4.2 ABSENCE OF CERTAIN CHANGES. Since December 31, 1998, there has not been relating to the Business:

                            (a)  any material transaction by the Company not in
the ordinary and usual course of business;

                            (b)  any Material Adverse Effect;

                            (c)  any damage, destruction or loss, whether or not
covered by insurance related to the Business, which has a Material Adverse
Effect;

                            (d)  any material alteration in the manner in which
the Company keeps its books, accounts or records or in the accounting practices therein reflected, including the recognition and computation of accrued expenses;

                            (e)  the incurrence of any indebtedness for borrowed
money or any commitment to borrow money or any guaranty, direct or indirect, of indebtedness of others, or any prepayment of long-term debt; or

                            (f)  any change in the operations, business or
manner of conducting the Business, other than changes in the ordinary and usual course of business consistent with prior practice, none of which, individually or in the aggregate, has had or is expected to have a Material Adverse Effect.

               3.2.5 PROPERTY OF THE COMPANY.

                    3.2.5.1 REAL PROPERTY.

                            (a)  The Company does not own any real property in
fee.

                            (b) SCHEDULE 3.2.5.1(b) sets forth a true and
complete list of all leases or licenses of real property (the "Leases") entered into by the Company. The Company does not have a leasehold interest in any real property used in the conduct of the Business other than the real property subject to the Leases (the "Leased Real Property"), which constitutes all of the real property used in the Business.

                            (c)  The Company has a good, valid and enforceable
leasehold interest in the Leased Real Property. The Company holds its title or its interest in the

Leased Real Property free and clear of all Liens, easements, rights of way, servitudes, zoning or building restrictions, or any other rights of others or other adverse interests of any kind, including chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, other than Liens arising by operation of law which are not material. With respect to the Leased Real Property, there exist no defaults by the Company, or, to the knowledge of the Company, any default or threatened default by any lessor or third party thereunder, that has affected or could reasonably be expected to affect the rights and privileges thereunder of the Company, and there has not been any failure to perform any covenant or agreement which constitutes an event of default (with the giving of notice or passage of time or otherwise) pursuant to any Lease.

                    3.2.5.2 TANGIBLE PERSONAL PROPERTY. SCHEDULE 1.1.1(c) lists each item of tangible personal property (other than Inventory) owned by the Company or in the possession of the Company which is to be transferred to the Buyer pursuant hereto; and an identification of the owner of, and any agreement relating to the use of, each item of tangible personal property the rights to which are to be transferred to the Buyer pursuant hereto under leases or other similar agreements included in the Contracts. Except as otherwise indicated on
SCHEDULE 3.2.5.2, the Company owns all of the tangible personal property used in the Business free and clear of all Liens, and except as set forth in Section 1.2, all such property will be transferred to the Buyer at the Closing free and clear of all Liens. Each item of such tangible personal property is located on the Real Property and is in satisfactory repair and operating condition for its intended use subject to normal wear and tear.

                    3.2.5.3 INTANGIBLE PERSONAL PROPERTY. SCHEDULE 1.1.1(d) lists (i) an identification of each domestic and foreign patent, patent application, copyright, copyright application, trademark, trademark application, service mark, service mark application and trade name (the "Intellectual Property") owned or used by the Company primarily in the Business relating to Product Lines and (ii) a true and complete list of all licenses or similar agreements or arrangements to which the Company is a party either as licensee or licensor for each such item of Intellectual Property. Except as otherwise indicated on SCHEDULE 1.1.1(d), the Company owns all of such Intellectual Property free and clear of all Liens, and, all such Intellectual Property will be transferred to the Buyer at the Closing free and clear of all Liens.

                            (a)  There have not been any actions or other
judicial or adversary proceedings involving the Company concerning any of the Intangible Personal Property included in the Acquisition Assets, nor, to the knowledge of such Stockholder, is any such action or proceeding threatened;

                            (b)  The Company has the right and authority to use
all items of Intangible Personal Property included in the Acquisition Assets in connection with the conduct of the Business in the manner presently conducted and to convey such right and authority to the Buyer, and such use does not, to the knowledge of such Stockholder, conflict with, infringe upon or violate any patent, copyright, trademark, service mark, trade secret, trade name or other right of any other person, firm or corporation;

                            (c)  There are no outstanding, nor, to the knowledge
of such Stockholder, are there any threatened, disputes or disagreements with respect to any licenses or similar agreements or arrangements included in the Intangible Personal Property included in the Acquisition Assets; and

                            (d)  The conduct of the Business related to the
Product Lines does not, to the knowledge of such Stockholder, conflict with any patent, copyright, trademark, service mark, trade secret, trade name or other similar rights of others.

               3.2.6 NO CONFLICT. The execution, delivery and performance of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with, or contravene any order, judgment, injunction, award or decree or other requirement of any court, arbitrator or governmental or regulatory body against, or binding upon, the Company or the Certificate of Incorporation or Bylaws of the Company, or violate, contravene or conflict with any statute, law, ordinance or regulation of any jurisdiction binding upon or applicable to the Company.

               3.2.7 LABOR AND EMPLOYMENT MATTERS.

               (a) Except for such items that would not in the aggregate reasonably be expected to have a Material Adverse Effect, there is no: (i) unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency or any basis for any such complaint; (ii) pending labor strike affecting the Company; (iii) labor grievance pending against the Company or, to the knowledge of the Company and each Stockholder, any basis for any such grievance; (iv) pending representation question respecting the employees of the Company; (v) pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is a party; (vi) to the knowledge of the Company and each Stockholder, basis for which a claim may be made under any collective bargaining agreement to which the Company is a party; or (vii) pending or, to the knowledge of the Company and each Stockholder, threatened claim against the Company regarding the discharge or dismissal of any employee and, to the knowledge of the Company there is no basis for any such claim.

               (b) SCHEDULE 3.2.7 sets forth the amounts the Company shall pay its employees in connection with its retention plan related to the transactions contemplated hereunder.

               3.2.8 LITIGATION AND COMPLIANCE WITH LAWS.

                    3.2.8.1 LITIGATION PENDING OR THREATENED. Except as set forth in SCHEDULE 3.2.8.1, there is no action, suit, arbitration, proceeding, grievance or investigation, pending or (to the knowledge of such Stockholder) threatened, before any court, tribunal, panel, master or governmental agency, authority or body in which the Company is a party or to which the Business or the Leased Real Property is subject, nor is the Company, or any officer or employee of the Company enjoined from any action or subject to any continuing restriction which may adversely affect the Business or the Leased Real Property.

                    3.2.8.2 VIOLATION OF LAW. The Company is not in material violation of any provision of any law, decree, order or regulation (including, without limitation, those relating to antitrust or prohibiting other anti-competitive business practices, those relating to employment practices, such as discrimination, health and safety, and those relating to minority business enterprises), applicable to the Business, except for violations which in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company has all material federal, state, local, foreign and other licenses, permits and other governmental authorizations required in the conduct of the Business, except for such licenses, permits or governmental authorizations which the failure of which to obtain would not in the aggregate reasonably be expected to have a Material Adverse Effect. Such licenses, permits and other governmental authorizations, including those obtained under applicable Environmental Laws (as hereinafter defined) are listed in SCHEDULE 3.2.8.2. Except as provided by this Agreement, no notice to, filing with, or approval or consent of, any governmental agency or body issuing any of the permits, licenses or other governmental authorizations, or otherwise having jurisdiction over the Company or the Business or the operations or properties of the Business, is required in order to permit the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the sale, transfer and delivery of the Acquisition Assets or the continuation of the Business after the Closing, except for such notices, filings, approvals or consents that would not in the aggregate reasonably be expected to have a Material Adverse Effect. The Company is not a party to any consent decree issued by any governmental agency, authority or body.

                    3.2.8.3 ENVIRONMENTAL MATTERS. Except as set forth in
SCHEDULE 3.2.8.3 attached hereto:

                            (a)  the Company is in compliance with all
Environmental Laws (as defined below), except for violations of Environmental Laws that would not in the aggregate reasonably be expected to have a Material Adverse Effect;

                            (b)  the Company holds, and is in compliance with,
all permits, licenses, franchises, approvals and authorizations by governmental or regulatory authorities or bodies (collectively, "Permits") required under Environmental Laws for the Company to conduct its business, except for the absence of, or noncompliance with, such Permits that would not in the aggregate reasonably be expected to have a Material Adverse Effect;

                            (c)  Prior to the date of this Agreement, (i) to the
Company's and each Stockholder's knowledge, there are no events, conditions, actions, or omissions relating to the conduct of its business that have given or will give rise to any Environmental Liability (as defined below) based on or related to the use, processing, generation, treatment, storage, disposal, transport, emission, discharge, release or threatened release of any Hazardous Substance (as defined below), and (ii) the Company has not received any written notice of the institution or pendency of any lawsuit, action, proceeding, investigation or claim by any person alleging any Environmental Liability arising from or relating to the conduct of its business, except for all such cases under (i) and (ii) that would not in the aggregate reasonably be expected to have a Material Adverse Effect;

                         (d) As used herein:

                             "Environmental Laws" means any domestic or foreign,
federal, state, interstate or local statute, law or regulation having the force of law and in effect and promulgated as such as of the Closing Date (collectively, "Pre-Closing Environmental Laws and Regulations") or any order, injunction, judgment, decree, common law or other enforceable requirement of any governmental entity, except to the extent that it sets forth more stringent or additional requirements than those authorized by Pre-Closing Environmental Laws and Regulations, and relating to the protection of human health, safety or the environment, including any of the foregoing related to: (i) Remedial Actions (as defined below); (ii) the reporting, licensing, permitting, or investigating of the emission, discharge, release or threatened release of Hazardous Substances into the air, surface water, groundwater or land; (iii) the manufacture, release, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Substances; or (iv) the protection of the health and safety of employees or the public;

                             "Environmental Liability" means any liability or
obligation arising under Environmental Laws in connection with the Acquired Assets or the business or operation of the Company to the extent arising from any condition existing or any act or omission of the Company at or prior to the Closing Date, including claims, demands, assessments, judgments, orders, causes of action (including toxic tort suits), notices of actual or alleged violations or liability (including such notices regarding the disposal or release of Hazardous Substances on the premises or elsewhere), proceedings and any associated costs, assessments, losses, damages (except consequential damages), obligations, liabilities, awards, fines, sanctions, penalties, or amounts paid in settlement (including reasonable costs, fees and expenses of attorneys, accountants, consultants and other agents of such person);

                             "Hazardous Substance" means any substance or
material: (i) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; (ii) that is considered toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise regulated under any Environmental Law; or (iii) that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls or asbestos; and

                             "Remedial Action" means any response action,
removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other cleanup activity required by any Environmental Law to clean up, remove, remediate, treat or abate any Hazardous Substance in the environment.

               3.2.9 CONTRACTS AND OTHER INSTRUMENTS.

                    3.2.9.1 There has not occurred any material default under any Contract on the part of the Company or, to the knowledge of such Stockholder, on the part of the other parties thereto, and no event has occurred which, would constitute any default under any Contract, except for such defaults that would not in the aggregate reasonably be expected to have a Material Adverse Effect. No consent of any party to any Contract is required in order to permit the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, or the sale, transfer or delivery of the Acquisition Assets or the assumption of the liabilities to be assumed by the Buyer under Section 2.3, nor will the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the sale, transfer and delivery of the Acquisition Assets or the assumption of the liabilities to be assumed by the Buyer, result in a material breach of any of the terms and provisions of, or constitute a material default under, or material conflict with, or result in a material modification of, any Contract of the Company, except for such breaches, defaults, conflicts or modifications that would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                    3.2.9.2 SCHEDULE 1.1.1(b) sets forth with respect to the Business a list of (i) all client contracts (including, without limitation, oral contracts) for the Company's fiscal year ending December 31, 1998 which account for not less than 90% of the Company's revenue for such fiscal year; (ii) all written or oral contracts with consultants or subcontractors regardless of amount, with respect to which the Company has any remaining obligation; and
(iii) any other written or oral current contracts involving payments of $25,000 or more in any 12-month period material to the assets, properties, liabilities, financial condition, results of operations, business or prospects of the Business. A true and complete copy of each written Contract has been made available to the Buyer at the Company's offices. A description of the material terms of each oral Contract is set forth on SCHEDULE 3.2.9.2. The Contracts were entered into in the ordinary course of business and the Company (i) has not received any notice of default by the Company with respect to such Contracts, and (ii) to such Stockholder's knowledge, there is no material default, or existing circumstances which, with notice or the passage of time, would be a material default in the Company's obligations with respect to such Contracts.

                    3.2.9.3 SCHEDULE 3.2.9.3 sets forth, for each of the 12-month periods ended December 31, 1998 and 1997, the names of all of the Company's clients related to the Business which have paid the Company at least $50,000, together with the approximate dollar amount of revenues generated by the Company's services to each such client during said periods. No current client of the Company has informed the Company of any material deficiency in the Company's performance of services for such client or of its intention to terminate, or substantially to reduce the scope of, its current business relationship with the Company.

                    3.2.9.4 SCHEDULE 3.2.9.4 lists each outstanding bid or proposal for a contract related to the Business under which the value of services to be performed or goods to be provided by the Company or the cost of goods to be sold by the Company is expected to exceed $25,000 and a description of and projected dollar value of each such bid or proposal.

               3.2.10 INSURANCE. SCHEDULE 3.2.10 sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by the Company relating solely to the Business at any time during the three (3) years prior to the date of this Agreement and the annual or other premiums payable thereunder. There are no outstanding requirements or recommendations by any insurance company that issued any policy of insurance applicable, in whole or in part, to the properties or operations of the Company or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets of, the Company. The Company has not received any notice or other communication from any such insurance company within the two (2) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of said insurance policies, and to the knowledge of the Company, no such cancellation, amendment or increase of premiums is threatened.

               3.2.11 NO BROKERS. There are no brokerage commissions, finders' fees or similar fees or commissions payable in connection with the transactions contemplated by this Agreement based on any agreement, arrangement or understanding with the Company or any action taken by the Company, the liability for which is or will be on the Buyer.

               3.2.12 INVENTORIES. The Company's Inventory is of good commercial quality and is not in excess of twelve (12) months supply, subject to the allowance of $25,000 for obsolete inventory as set forth in Section 2.1.3 hereof.

               3.2.13 APPROVALS. The Company's Board of Directors has approved this Agreement and the consummation of the transactions contemplated hereby. Each of the Stockholders has been provided copies of this Agreement and has been afforded the opportunity to read this Agreement and all Exhibits and Schedules hereto, understands the terms hereof and thereof and by signing this Agreement, acknowledges that he/she or it agrees to all of the terms hereof and thereof. Each of the Stockholders understands and acknowledges that James M. Harris will receive $1,250,000 on the Closing Date for his covenant not to compete contained in Section 6.2 herein.

     4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Company that:

          4.1 ORGANIZATION; GOOD STANDING; AND CORPORATE AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has the full corporate power and authority to conduct all of the business and activities conducted by it and to own or license all of the assets owned or leased by it, and is duly licensed or qualified to do business and in good standing as a foreign corporation under the laws of every jurisdiction in the United States in which the nature of the activities conducted by the Buyer, and/or the character of the assets owned or leased by the Buyer, makes such qualification or license necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Buyer. The Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the Other Agreements have been (or upon execution will have been) duly executed and delivered by the Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

          4.2 NO CONFLICT. The execution, delivery and performance of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with, or contravene any order, judgment, injunction, award or decree or other requirement of any court, arbitrator or governmental or regulatory body against, or binding upon, the Buyer or the Certificate of Incorporation or Bylaws of the Buyer, or violate, contravene or conflict with any statute, law, ordinance or regulation of any jurisdiction binding upon or applicable to the Buyer.

          4.3 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

          4.4 NO BROKERS. There are no brokerage commissions, finders' fees or similar fees or commissions payable in connection with the transactions contemplated by this Agreement based on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer, the liability for which is or will be on the Company or the Stockholders.

          4.5 YEAR 2000. Buyer hereby acknowledges that it has been told that some of the Company's operations are not Year 2000 Compliant (as defined below), including some of the Acquired Assets. As used in this paragraph, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial conditions of such entity, will properly perform date sensitive functions before, during and after the Year 2000.

          4.6 BOARD APPROVAL. The Buyer's Board of Directors shall have approved this Agreement and the consummation of the transactions contemplated hereby.

     5. CLOSING. The closing of the transactions herein contemplated (the "Closing") shall, unless another date, time or place is agreed to in writing by the parties hereto, take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071 at 10:00 a.m., Los Angeles time, on April 19, 1999 or such other date as the parties shall hereafter mutually designate (the "Closing Date").

     6. CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

          6.1 ACCESS. Between the date hereof and the Closing Date, (i) the Buyer's authorized representatives shall have reasonable access during normal business hours to all properties, operations, books, records, contracts, and documents of the Company relating to the Business, (ii) the Company will furnish and request its accountants and outside legal counsel to furnish to the Buyer all information with respect to its affairs and the business of the Company that the Buyer may reasonably request and (iii) the Buyer shall have the right to discuss the affairs and the business of the Company with the directors, officers and employees of the Company.

          6.2  NONCOMPETITION; CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS.

               6.2.1 NON-COMPETITION. The Company and Stockholders hereby severally (but not jointly) covenant that each of them shall not and it shall not cause its officers and/or affiliates:

                    (a) At any time prior to the fifth anniversary of the Closing Date, anywhere in the world, directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of any business, entity, firm or corporation (other than the Buyer and its affiliates and their respective successors) which engages in the business of the manufacturing satellite transmission or reception components or otherwise competes with the Business as conducted on the date hereof or as it has been conducted during the 24 months prior to the date hereof.

                    (b) Without the written consent of the Buyer, directly or indirectly, use, in connection with the operation or conduct of any satellite transmission or reception business generally, or in any business similar to those in which the Business is engaged on the date hereof, the name "Gardiner" or any title or name similar to or likely to be confused with the name "Gardiner."

                    (c) At any time prior to the fifth anniversary of the Closing Date, solicit, directly or indirectly (whether through Stockholders or otherwise), any director or officer or employee of the Buyer to discontinue that individual's status or employment with the Buyer, as the case may be.

                    (d) At any time prior to the fifth anniversary of the Closing Date, solicit or cause to be solicited or authorize, directly or indirectly, for or on its own behalf or on behalf of any third party, any business competitive with the Business as conducted on the date hereof or as it has been conducted during the 24 months prior to the date hereof from others who are or were at any time customers, clients, advertisers, suppliers or distributors of the Company.

               6.2.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the parties jointly determine. The Company will consult with the Buyer concerning the means by which the Company's employees, customers and suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement, and the Buyer shall have the right to be present for any such communication.

               6.2.3 CONFIDENTIALITY. The Buyer, on one hand, and the Company and each of the Stockholders, on the other hand, covenant and agree that none of them shall at any time use or disclose to any third party any information with respect to the other party, other than information which (i) is currently generally available to the public, (ii) hereafter becomes generally available to the public other than as a result of a disclosure by such other party, (iii) becomes available after the Closing Date to such other party on a nonconfidential basis; provided, however, that the source of such information is not known by such other party to be bound by a confidentiality agreement or (iv) is otherwise required by applicable law.

          6.3 CONDUCT OF BUSINESS. The Business of the Company shall be conducted from the date hereof through the Closing Date in accordance with prior practice and in the ordinary course of business, and without limiting the generality of the foregoing, the Company shall not (except with the prior written consent of the Buyer) do or cause or permit to occur any act, event or other occurrence which is represented or warranted not to have occurred since December 31, 1998 in Section 3.2.4.2 hereof. Not later than five (5) days prior to Closing, the Company shall update all Schedules hereto to reflect changes occurring subsequent to signing this Agreement.

          6.4  PRESERVATION OF ORGANIZATION; RETENTION.

          (a) The Company shall use its reasonable best efforts to preserve the business and the organization of the Company, to keep available to the Buyer the services of the Company's present employees, and to preserve for the Buyer the Company's favorable business relationships with its suppliers, its customers and others with whom business relationships exist.

          (b) For retention purposes, the Company shall pay cash from the Purchase Price to the employees listed on SCHEDULE 3.2.7 in the amounts set forth thereon. Of the total amount payable to each employee listed on SCHEDULE 3.2.7, twenty-five percent (25%) shall be paid by the Company to each respective employee within thirty (30) days after the Closing Date, and seventy-five percent (75%) shall be paid by the Company to each respective employee on the date one year after the Closing Date, provided that such employee remains an employee of the Company for such one-year period. The Company shall pay employees of the Company not listed on SCHEDULE 3.2.7 $1,000 each pursuant to a retention policy of the Company at a time to be determined by the Company.

          6.5 CURRENT INFORMATION. Each of the Stockholders and/or the Company will advise the Buyer in writing immediately, but in any event prior to the Closing, of:

               (a) the occurrence of any event which renders any of the representations or warranties set forth herein inaccurate in any material respect or the awareness of the Stockholders or the Company that any representation or warranty set forth herein was not accurate in all material respects when made; and

               (b) the failure of the Stockholders or the Company to comply with or accomplish any of the covenants or agreements set forth herein in any material respect. The Company will also provide the Buyer, promptly on becoming available, copies of all operating and financial reports prepared by, or in the normal conduct of business of, the Business.

          6.6 CONTRACTS. Between the date hereof and the Closing Date, the Company will not, without the prior written consent of the Buyer, (a) amend in any material respect or terminate any Contract listed on SCHEDULE 1.1.1(b), or
(b) enter into or become a party to or submit any bid or proposal for any contract, agreement, instrument, arrangement, purchase order or commitment with any customer of the Business under which the reasonably anticipated costs and expenses of the Business will exceed its anticipated receipts.

          6.7 COMPLETION OF TRANSACTION. The Buyer, the Company and the Stockholders shall use all necessary efforts to complete the transactions contemplated in this Agreement and the Other Agreements.

          6.8  CONDITION TO TRANSFER OF CERTAIN CONTRACTS.

               (a) The Company shall use its best efforts to procure all consents, approvals or waivers which must be obtained by the Company and which are necessary for completion of the transactions described herein, including all required consents from third parties under the Contracts or otherwise and all required consents of any governmental agency or body issuing any permits, licenses or other governmental authorizations affecting the Company or its businesses or properties so that the Business may continue to be operated by the Buyer without interruption or any material adverse effect following the Closing. As provided in Section 8.6 hereof, it is a condition precedent to the obligations of the Buyer to close the transactions contemplated hereby that all required consents be obtained for each of the Contracts listed in SCHEDULE 6.8 attached hereto (collectively, the "Contracts Requiring Consents"); and

               (b) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing the Company will not assign to the Buyer any such Contract which by its terms requires the consent of any other contracting party thereto unless each such consent has been obtained prior to the Closing Date. With respect to each such unassigned Contract, after the Closing Date the Company shall continue to deal with the other contracting party(ies) to such Contract as the prime contracting party and shall use its best efforts to obtain the consent of all required parties to the assignment of such Contract, but the Buyer shall be entitled to the benefits of such Contract accruing after the Closing Date to the extent that the Company may provide the Buyer with such benefits without violating the terms of such Contract. The Buyer agrees to perform at its sole expense all of the obligations of the Company to be performed under any such Contract the benefits of which Buyer is receiving after the Closing Date.

          6.9 WAIVER OF COMPLIANCE WITH BULK SALES LAWS. The Buyer and the Company hereby waive compliance with the requirements of the California Bulk Transfer Law and any other applicable bulk sales laws of any other jurisdiction.

          6.10 EMPLOYEES. The Buyer may, but is not obligated to, offer employment commencing on the Closing Date to any individual who is actively employed by the Company as of the Closing Date. Nothing herein shall limit the right of the Buyer to make such changes in compensation, position, or responsibilities of employees of the Company as it may deem appropriate following the Closing.

          6.11 TAXES. The Company shall pay any transfer, sales or use or similar taxes relating to the transactions contemplated hereby upon the consummation of such transactions.

          6.12 PURCHASE OF PRODUCTS FROM HONG KONG. The Company shall purchase such products necessary for manufacturing products under the Transition Services Agreement from the Buyer's Hong Kong facility during the duration of the Transition Services Agreement. The Company shall pay Buyer no later than thirty (30) days from the date Buyer invoices the Company for such products.

     7. CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS AND THE COMPANY. The obligations of the Stockholders and the Company to make the deliveries contemplated at the Closing shall, in addition to the conditions set forth elsewhere herein, be subject to satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by the Stockholders and the Company:

          7.1 CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Buyer contained in this Agreement shall have been true and complete in all material respects on the date hereof and shall be true and complete in all material respects on the Closing Date with the same effect as if made on the Closing Date, and the Buyer shall have executed and delivered to the Company at Closing a certificate to such effect.

          7.2 PERFORMANCE OF COVENANTS AND AGREEMENTS. All of the covenants and agreements of the Buyer contained in this Agreement and required to be performed by the Buyer on or before the Closing Date shall have been performed in all material respects, and the Buyer shall have executed and delivered to the Company at Closing a certificate to such effect.

          7.3 ADDITIONAL CLOSING DOCUMENTS. The Buyer shall have delivered to the Company at or prior to the Closing such documents (including a certificate of officers of the Buyer) as the Company may reasonably request in order to enable the Company to determine whether the conditions to the Company's obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

          7.4 NO LEGAL BAR. None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties or any corporate entity, in connection herewith, or in connection with any of the transactions contemplated hereby.

          7.5 OTHER AGREEMENTS. The Buyer shall have executed the Transition Services Agreement.

     8. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer to make the deliveries contemplated at the Closing shall, in addition to conditions set forth elsewhere herein, be subject to the satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by the Buyer:

          8.1 CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company and the Stockholders contained in this Agreement shall have been true and complete in all material respects on the date hereof and shall be true and complete in all material respects on the Closing Date with the same effect as if made on the Closing Date, and the Company and the Stockholders shall have executed and delivered to the Buyer at Closing a certificate to that effect.

          8.2 PERFORMANCE OF COVENANTS AND AGREEMENTS. All of the covenants and agreements of the Company and the Stockholders contained in this Agreement and required to be performed on or before the Closing Date shall have been performed in all material respects, and the Company and each of the Stockholders shall have delivered to the Buyer at Closing a certificate to that effect.

          8.3 ADDITIONAL CLOSING DOCUMENTS. The Company and the Stockholders shall have delivered to the Buyer at or prior to the Closing such additional documents as the Buyer may reasonably request in order to enable the Buyer to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

          8.4 NO LEGAL BAR. None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

          8.5 MATERIAL ADVERSE EFFECT. The Company shall not have experienced a Material Adverse Effect since December 31, 1998.

          8.6 THIRD-PARTY CONSENTS AND APPROVALS. The Company shall have obtained all material consents and approvals of third parties required under the Contracts Requiring Consent or otherwise in connection with the consummation of the transactions contemplated hereby, which consents and approvals shall be in forms reasonably satisfactory to the Buyer.

          8.7 OTHER AGREEMENTS. The Company shall have executed the Transition Services Agreement.

          8.8 TRANSFER DOCUMENTS. The Company and each of the Stockholders shall have executed and delivered to the Buyer such bills of sale, assignment and assumption agreements and other instruments of sale, transfer, conveyance, assignment and delivery covering the Acquisition Assets or any part thereof as the Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment and delivery to the Buyer of the Acquisition Assets.

     9.   SURVIVAL; INDEMNIFICATION.

          9.1 SURVIVAL. The representations and warranties contained in this Agreement and in any document delivered in connection herewith shall survive the Closing Date solely for the purposes of this Section 9 and shall terminate at the close of business two (2) years following the Closing Date; provided, that the representations and warranties contained in Sections 3.1.2 and 3.1.3 shall survive until the applicable statute of limitations runs. No claim may be asserted by the Buyer for any breach of representation or warranty herein after the survival period therefor.

          9.2 INDEMNIFICATION BY THE COMPANY AND THE STOCKHOLDERS. The Company and the Stockholders shall severally (but not jointly) indemnify and hold harmless the Buyer and its directors, officers, employees, agents, successors, affiliates and assigns (the "Buyer Parties") from and against, and reimburse the Buyer Parties on demand with respect to, any and all loss, damage (including any decrease in the value of property or securities acquired hereunder), liability, claims, cost and expense, including reasonable attorneys', accountants', consultants' and engineers' fees (in each case net of any insurance proceeds received by the party to be indemnified and any net tax benefit or savings to which the party to be indemnified is entitled as a result thereof based upon the maximum marginal tax rate applicable to such party) (collectively, "Damages"), incurred by a Buyer Party by reason of or arising out of or in connection with
(a) the breach of any representation or warranty contained in Section 3; (b) the failure of the Company to perform any agreement or covenant required by this Agreement to be performed by it; or (c) any failure of the Company to pay, perform or discharge any of the Excluded Liabilities in accordance with the terms thereof.

          9.3 INDEMNIFICATION BY THE BUYER. Buyer agrees to indemnify and hold harmless the Stockholders, the Company and its directors, officers, employees, agents, successors, affiliates and assigns (the "the Company Parties") from and against, and to reimburse the Company Parties on demand with respect to, any and all Damages incurred by a the Company Party by reason of or arising out of or in connection with (a) the breach of any representation or warranty contained in
Section 4; (b) the failure of the Buyer to perform any agreement or covenant required by this Agreement to be performed by it; or (c) the failure of the Buyer to pay, perform or discharge any of the Assumed Liabilities in accordance with the terms thereof.

          9.4 GENERAL INDEMNIFICATION LIMITATIONS. No claim for indemnification by a Buyer Party pursuant to Section 9.2 or a Company Party pursuant to Section 9.3, shall be asserted until the aggregate amount of all Damages incurred by the Buyer Parties or the Company Parties, respectively, under such indemnification provisions exceeds $100,000 (at which point only Damages in excess of such first $100,000 of Damages shall be paid if a single claim or aggregate claims exceed $100,000. Each of the Buyer Parties and the Company Parties respective liability in respect of their indemnification obligations hereunder shall not exceed $8,372,480 in the aggregate. Damages incurred by the Buyer Parties shall first be offset first against the non-convertible portion of the Convertible Promissory Note.

          9.5 NOTICE OF CLAIMS. Promptly, whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified person") shall promptly notify the other party (the "indemnifying person") of the claim, such notice to be in writing and to describe (a) the Damages allegedly incurred, (b) the amount thereof, if known, (c) any complaints, subpoena or other documents served against the indemnified person in connection with such Damages, and (d) the method of computation of such Damages (but the failure so to notify an indemnifying person shall not relieve it from any liability which it may have under this Section 9 except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it might otherwise have). An indemnified person shall not settle or compromise any claim by a third party for which such indemnified person is entitled to indemnification hereunder without the prior written consent (not to be unreasonably withheld) of the indemnifying person.

          9.6 THIRD PARTY CLAIMS. In the case of any third party claim, action or suit as to which indemnification is sought, the indemnifying person shall have the right at any time to notify the indemnified person that it elects to conduct and control such action or suit. If the indemnifying person does not give the foregoing notice and/or until the indemnifying party gives such notice, the indemnified party shall have the right to defend and contest such action or suit in the exercise of its exclusive discretion and settle or compromise such suit, subject to the provisions of the last sentence of Section 9.5. The indemnifying person shall, upon request from any indemnified person, promptly pay to such indemnified person in accordance with the other terms of this
Section 9 the amount of any Damages. If the indemnifying person gives the foregoing notice, the indemnifying person shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying person, the conduct and settlement of such action or suit (other than a settlement which requires or prohibits any action on the part of, or involves any admission by, the indemnified person, in which event the consent of such indemnified person shall be required, but shall not be unreasonably withheld), and the indemnified person shall cooperate with the indemnifying person in connection with any such action or suit; provided, that (a) the indemnifying person shall permit the indemnified person to participate in such conduct or settlement through counsel chosen by the indemnified person, but the fees and expenses of such counsel shall be borne, after the indemnifying person has given notice that it elects to conduct and control such action or suit, by the indemnified person and (b) the indemnifying person shall agree promptly to reimburse to the extent required under this Section 9 the indemnified person for the full amount of any Damages resulting from such action or suit, except fees and expenses of counsel for the indemnified person incurred after the assumption of the conduct and control of such action or suit by the indemnifying person. So long as the indemnifying person is contesting any such action or suit in good faith, the indemnified person shall not pay or settle any such action or suit.

          9.7 PAYMENTS. All payments made under this Section 9 shall be made by wire transfer in immediately available funds in U.S. dollars.

          9.8 REMEDIES EXCLUSIVE. If the Closing occurs, the remedies provided in this Section 9 shall be the exclusive remedy for monetary damages (whether at law or in equity) with respect to this Agreement and the transactions contemplated herein.

     10.  TERMINATION OF AGREEMENT.

          10.1 EVENTS OF TERMINATION. This Agreement may be terminated and the transactions contemplated by it abandoned at any time prior to the Closing: (a) by mutual written consent of the Stockholders and the Buyer; or (b) by the Buyer, if the conditions set forth in Section 8 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) or if the Closing has not occurred within 75 days of the date of this Agreement; or(c) by the Company or the Stockholders, if the conditions set forth in Section 7 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) or if the Closing has not occurred within 75 days of the date of this Agreement.

          10.2 RIGHTS AND OBLIGATIONS ON TERMINATION. If this Agreement is terminated and abandoned as provided in this Section 10, each party will redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all information received by any party to this Agreement with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; provided, however, that the foregoing restriction shall not apply to any documents, work papers, material or information which is a matter of public knowledge or is otherwise in the public domain.

     11.  MISCELLANEOUS PROVISIONS.

          11.1 CONSTRUCTION. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

          11.2 NOTICES. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the party to whom addressed or when sent by telecopy, telegram, telex or wire (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

     If to the Buyer:    California Amplifier, Inc.
                         460 Calle San Pablo
                         Camarillo, California  93012
                         Fax:  (805) 987-2655
                         Attention:  Fred Sturm

     With copies to:     Gibson, Dunn & Crutcher LLP
                         333 South Grand Avenue
                         Suite 4800
                         Los Angeles, California 90071
                         Fax:  (213) 229-7520
                         Attention:  Peter F. Ziegler, Esq.

     If to the Company:  Gardiner Communications Corp.
                         3505 Security Street
                         Garland, Texas  75042
                         Fax:  (214) 341-1933
                         Attention:  James M. Harris

     With copies to:     Vinson & Elkins L.L.P.
                         2001 Ross Avenue
                         Suite 3700
                         Dallas, Texas  75201
                         Fax:  (214) 999-7994
                         Attention:  William D. Young, Esq.

     If to the Stockholders:  James M. Harris
                              3505 Security Street
                              Garland, Texas  75042
                              Fax:  (214) 341-1933

                              Frances A. Jensen Harris
                              3505 Security Street
                              Garland, Texas  75042
                              Fax:  (214) 341-1933

                              O'Donnell & Masur L.P.
                              c/o GCW Southeast Partners
                              12 Piedmont Center
                              Atlanta, Georgia  30305
                              Fax:  (404) 816-3258
                              Attn:  Mr. Jim O'Donnell

          11.3 ASSIGNMENT. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

          11.4 AMENDMENTS AND WAIVERS. This Agreement and all Exhibits and Schedules hereto may be modified only by a written instrument duly executed by each party. No condition to any party's obligations and no breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party whose obligations are subject to such condition or who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

          11.5 REMEDIES. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder now or hereafter existing at law or in equity or by statute or otherwise, and the election by a party of one or more remedies shall not constitute a waiver of the party's right to pursue any other available remedies.

          11.6 ATTORNEYS' FEES. In the event that any action or proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action, proceeding or arbitration may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and reasonable attorneys' fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigating or counseling on such claim.

          11.7 BINDING NATURE OF AGREEMENT. The Agreement includes each of the Schedules and Exhibits which are referred to herein or attached hereto, all of which are incorporated by reference herein. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, legal representatives, successors and assigns.

          11.8 EXPENSES. The costs and expenses of the Company and the Stockholders, including the legal fees and disbursements of Vinson & Elkins L.L.P., shall be borne by the Company and the Stockholders. The costs and expenses of the Buyer, including the legal fees and disbursements of Gibson, Dunn & Crutcher LLP, shall be borne by the Buyer.

          11.9 ENTIRE AGREEMENT. The Agreements contain the entire understanding of the parties and supersede all prior agreements and understandings relating to the subject matter hereof.

          11.10 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          11.11 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts and the signatures delivered by telecopy, each of which when so executed and delivered shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

          11.12 SECTION HEADINGS. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

     12.  ARBITRATION.

          12.1 AGREEMENT TO ARBITRATE. Except as provided in Section 12.4, any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be settled, at the request of either party, by arbitration conducted in Los Angeles, California, or such other location upon which the parties may mutually agree, before and in accordance with the then existing Rules of Commercial Arbitration of the American Arbitration Association ("AAA"), and judgment upon any award rendered by the arbitrator may be entered by any State or Federal court having jurisdiction thereof. Any controversy concerning whether a dispute is an arbitrable dispute shall be determined by the arbitrator. The parties intend that this agreement to arbitrate be valid, specifically enforceable and irrevocable. The designation of a situs or specifically a governing law for this agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable.

          12.2 SELECTION OF ARBITRATOR. The sole arbitrator shall be selected in accordance with the procedures of the AAA.

          12.3 EXPENSES. The arbitrator shall award to the prevailing party in any arbitration proceeding commenced hereunder, and the court shall include in its judgment for the prevailing party in any claim arising under this Agreement or relating to the transactions contemplated hereby, the prevailing party's costs and expenses (including expert witness expenses and reasonable attorneys' fees) of investigating, preparing and presenting such arbitration claim or cause of action.

          12.4 AID TO ARBITRATION. Any party hereto may request a court of competent jurisdiction to grant provisional injunctive relief to such party solely for the purpose of maintaining the status quo until an arbitrator can render an award on the matter in question and such award can be confirmed by a court having jurisdiction thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.




      COMPANY:                 Gardiner Communications Corp.,
                               a Delaware corporation

                               By:  /s/ James M. Harris
                                    --------------------------------------------
                               Name:  James M. Harris
                               Title:    President

      BUYER:                   California Amplifier, Inc.,
                               a Delaware corporation

                               By:  /s/ Fred Sturm
                                    --------------------------------------------
                               Name:     Fred Sturm
                               Title:    President and Chief Executive Officer

      STOCKHOLDERS:            /s/ James M. Harris
                               -------------------------------------------------
                               James M. Harris

                               /s/ Frances A. Jensen Harris
                               -------------------------------------------------
                               Frances A. Jensen Harris

                               O'Donnell & Masur, L.P.

                               O'Donnell & Masur, its General Partner

                               By:  /s/ James A. O'Donnell
                                    --------------------------------------------
                               James A. O'Donnell, General Partner